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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACTS:   Peter G. Hanelt
           Chief Executive Officer/CFO
            Natural Wonders, Inc.
            (510) 252-6607
           www.naturalwonders.com

                    NATURAL WONDERS COMPLETES ACQUISITION OF
                                WORLD OF SCIENCE

         Fremont, CA - September 11, 2000-- Natural Wonders, Inc. (Nasdaq:
NATW), the leading specialty retailer of unique and affordable family gifts inspired by the wonders of nature and science, today announced it had completed its merger with World of Science, Inc., (Nasdaq: WOSI) another leading retailer of a variety of traditional and distinctive science and nature products. At World of Science's special shareholders meeting held on Friday, September 8th, its shareholders approved Natural Wonders' acquisition of all the shares of outstanding common stock of World of Science for $1.15 per share, in cash.

         Peter G. Hanelt, CEO of Natural Wonders, Inc., said, "We are beginning the integration of the two companies immediately and expect to complete the transition very quickly. We value the contribution World of Science and its employees have made in building the nature and science category. There is much that we can learn from them as we now move forward together. We will strive to preserve the superior sales performance of the Natural Wonders product assortment with the improved margin from selected World of Science merchandise. We will increase the number of stores in operation for the holidays from the current 178 stores of Natural Wonders, as of the end of August 2000, to over 300 stores for the holidays. This will include approximately 45 holiday stores. Moreover, the combination of the two companies creates the largest mall based specialty retailer within the nature and science category."

         "We expect the transition to be completed in time to take advantage of what we hope to be a strong holiday season. In addition, Natural Wonders has already taken steps to secure the necessary merchandise for the conversion of numerous World of Science stores to the Natural Wonders merchandise assortment. We believe that Natural Wonders' strong comparable sales results for August support profitable growth as we transition the World of Science merchandise into Natural Wonders' assortment. By combining the formidable talents and strengths of the two companies, we believe that the powerful operating synergies will be realized quickly with a positive impact upon profitability this fiscal year."


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         "We will be locating our joint e-commerce initiative, initially to be conducted under both www.worldofscience.com and www.naturalwonders.com sites at the World of Science facility in Rochester, NY. We have identified our Internet sales channel as a major growth opportunity and intend to immediately increase our sites' functionality as well as merchandise assortment. The Internet initiative will be staffed by former employees of World of Science and supplemented by the Natural Wonders' e-commerce team, building upon the strength of World of Science's award winning site."

         Natural Wonders, Inc., is a specialty retailer of unique and affordable family gifts inspired by the wonders of science and nature. The new Company operates 279 stores, including 19 holiday stores, as of September 11, 2000.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include the Company's ability to purchase attractive and appropriate merchandise, changes in consumer demands and preferences, competition from other retailers, and uncertainties generally associated with gift retailing. Other risk factors are detailed in the Company's Securities and Exchange Commission filings.

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